                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        DUCK HEAD APPAREL COMPANY, INC.
                                       AT
                              $4.75 NET PER SHARE
                                       BY
                             HB ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                     TROPICAL SPORTSWEAR INT'L CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, AUGUST 8, 2001, UNLESS THE OFFER IS EXTENDED.

     We are Tropical Sportswear Int'l Corporation. Our wholly owned subsidiary, HB Acquisition Corp., is making this offer pursuant to an Agreement and Plan of Merger, dated as of June 26, 2001, by and among us, HB Acquisition and Duck Head. If and when HB Acquisition purchases tendered shares of Duck Head common stock, we intend to merge HB Acquisition into Duck Head, with Duck Head becoming our wholly owned subsidiary. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer a number of shares of Duck Head common stock that represents, together with any shares beneficially owned by us, at least a majority of the then-outstanding shares on a fully diluted basis on the date of purchase, taking into consideration all options and other rights to acquire shares whether or not exercisable. In addition, on or before July 26, 2001, we have the right to terminate the offer and the merger agreement if we have not been satisfied in our reasonable discretion, exercised in good faith, with the results of our due diligence review of information concerning Duck Head and its business. The offer is also subject to other conditions, including Duck Head having at least $21 million of stockholders' equity (as determined pursuant to the merger agreement) and Duck Head's chief executive officer agreeing to an acceptable employment contract with us.
                             ---------------------

     Duck Head's board of directors has unanimously adopted the merger agreement and determined that the offer and the merger are fair to, and in the best interests of, Duck Head's shareholders and recommends that you tender your shares in the offer.
                             ---------------------

                                   IMPORTANT

     If you are a shareholder of Duck Head common stock and wish to tender your shares in the offer, you must (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to SunTrust Bank, as depositary for the offer, together with certificates representing the shares tendered or follow the procedure for book-entry transfer set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares," or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that person if you wish to tender your shares.

     If you wish to tender your shares and cannot deliver certificates representing your shares and all other required documents to SunTrust Bank on or prior to the expiration date or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your shares pursuant to the guaranteed delivery procedure set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares."

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc., as information agent for the offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from MacKenzie Partners. You may also contact your broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                                 July 11, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY OF THE OFFER........................................    3
INTRODUCTION................................................    7
THE OFFER...................................................    8
  Terms of the Offer........................................    8
  Procedures for Accepting the Offer and Tendering Shares...   10
  Withdrawal Rights.........................................   12
  Acceptance for Payment and Payment for Shares.............   13
  Certain United States Federal Income Tax Consequences.....   14
  Price Range of Shares; Dividends..........................   16
  Information Concerning Duck Head..........................   16
  Information Concerning Tropical Sportswear and HB
     Acquisition............................................   17
  Source and Amount of Funds................................   19
  Prior Relationships.......................................   19
  Background of the Offer...................................   19
  Purpose and Structure of the Offer........................   21
  Plans for Duck Head.......................................   21
  The Merger Agreement......................................   22
  The Tender and Option Agreements..........................   29
  Appraisal Rights..........................................   30
  Effects of the Offer......................................   30
  Conditions to the Offer...................................   31
  Legal Matters; Regulatory Approvals.......................   32
  Fees and Expenses.........................................   33
  Miscellaneous.............................................   34
SCHEDULE I     Directors and Executive Officers of TSI and
  HB Acquisition............................................  S-1

                              SUMMARY OF THE OFFER

     Tropical Sportswear Int'l Corporation, through its wholly owned subsidiary, HB Acquisition Corp., is offering to purchase all of the outstanding common stock of Duck Head Apparel Company, Inc. for $4.75 net per share in cash. The following are some of the questions you, as a shareholder of Duck Head, may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     We are Tropical Sportswear Int'l Corporation, a Florida corporation. Through our wholly owned subsidiary, HB Acquisition, a Georgia corporation, we are offering to purchase all of the outstanding common stock of Duck Head. HB Acquisition was formed for the purpose of making this tender offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of Duck
Head.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $4.75 per share, net to you in cash without interest, subject to any required withholding taxes. If you are the record holder of your shares and tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We have sufficient funds to purchase shares tendered to us in the offer and to complete the merger that is expected to follow the successful completion of the offer. It is anticipated that the funds will be obtained from current cash and cash equivalents and from our existing credit facility.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

     No. We do not think our financial condition is relevant to your decision whether to tender your shares in the offer because the form of payment consists solely of cash and the offer is not conditioned on our ability to obtain financing.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

     Yes. We, Duck Head and HB Acquisition have entered into a merger agreement dated as of June 26, 2001. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of HB Acquisition into Duck Head, with Duck Head becoming our wholly owned subsidiary following the offer. See "The Offer -- The Merger Agreement" at page 22.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Wednesday, August 8, 2001 to decide whether to tender your shares in the offer, unless we decide to extend the offer or the offer is extended in accordance with the provisions of the merger agreement. If you cannot deliver everything that is required in order to make a valid tender by the expiration date, you may be able to use the guaranteed delivery procedure discussed under "The
Offer -- Procedures for Accepting the Offer and Tendering Shares -- Guaranteed Delivery" at page 11.

CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?

     Yes. Subject to the terms of the merger agreement, we can and, in some cases, must extend the offer. We have agreed in the merger agreement that:

     - We must extend the offer beyond each scheduled expiration date (but not beyond November 1, 2001) if at that date the conditions to our obligation to accept for payment and to pay for the shares have not been waived or have not been satisfied to the extent these conditions may be satisfied prior to November 1, 2001.

     - We may extend the offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the offer.

     - If the board of directors of Duck Head, pursuant to the terms and conditions of the merger agreement, subsequently determines to withdraw its recommendation of our offer, then the offer will be automatically extended so that the expiration date is at least five business days after such determination. For a discussion of the limited circumstances under which Duck Head's board of directors may withdraw its recommendation of our offer, see "The Offer -- The Merger Agreement -- Duck Head's Board Recommendation" at page 25.

     - If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at that time, and we may, in our sole discretion, provide a "subsequent offering period" during which shareholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer price. We are not permitted under the federal securities laws to provide a subsequent offering period of less than three nor more than 20 business days.

     Our rights and obligations to extend the offer are subject to the parties' ability to terminate unilaterally the merger agreement if the offer is not completed by November 1, 2001 or for the other reasons discussed under "The Offer -- Terms of the Offer" at page 8.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we decide to extend our offer or the offer is extended in accordance with the merger agreement, we will inform SunTrust Bank, our depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the business day after the day on which our offer was previously scheduled to expire. See "The Offer -- Terms of the Offer" at page 8.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any shares in the offer unless the number of shares tendered in the offer, when added to any shares then owned by us, represents at least a majority of the shares of Duck Head outstanding on a fully diluted basis on the date of purchase. "On a fully diluted basis" means the number of shares outstanding plus all shares issuable by Duck Head pursuant to stock options, incentive stock awards or otherwise, whether or not such securities are exercisable. We calculate the minimum number of shares to be approximately 1.64 million, representing approximately 57% of the presently outstanding shares. In addition, on or before July 26, 2001, we may terminate the merger agreement and the offer if we have not been satisfied in our reasonable discretion, exercised in good faith, with the results of our due diligence review of information concerning Duck Head and its business. The offer is also subject to other conditions, including Duck Head having at least $21 million of stockholders' equity (as determined pursuant to the merger agreement) and Duck Head's chief executive officer agreeing to an acceptable employment contract with us. You should read more about the conditions to the offer described under "The Offer -- Conditions to the Offer" at page 31 and the parties' ability to terminate the merger agreement prior to consummation of the offer as described under "The Offer -- The Merger Agreement -- Termination" at page 27.

HOW DO I TENDER MY SHARES?

     If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal, to SunTrust Bank, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, you must instruct your nominee to tender the shares. If you are unable to deliver the required documents to SunTrust Bank by the expiration of the offer, you may get some extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by SunTrust Bank within three American Stock Exchange trading days. However, SunTrust Bank must receive the missing items within that three-day period. See "The Offer -- Procedures for Accepting the Offer and Tendering Shares" at page 10.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw your tender of shares, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to SunTrust Bank while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See "The Offer -- Withdrawal Rights" at page 12.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     Except in the case of a subsequent offering period, you can withdraw shares at any time until the offer has expired. See "The Offer -- Withdrawal Rights" at page 12.

WHAT DOES THE BOARD OF DIRECTORS OF DUCK HEAD THINK OF THE OFFER?

     The board of directors of Duck Head has unanimously adopted the merger agreement and determined that the offer and the merger are fair to and in the best interests of the shareholders of Duck Head, and recommends that Duck Head shareholders tender their shares in the offer and, if approval of the merger is required by applicable law, approve and adopt the merger agreement. In addition, Kurt Salmon Associates Capital Advisors, Inc., Duck Head's financial advisor delivered to Duck Head's board of directors its opinion, dated June 26, 2001, stating that the consideration to be paid in the offer and the merger is fair to the shareholders of Duck Head from a financial point of view. See "The Offer -- Background of the Offer" at page 19 and "The Offer -- The Merger Agreement" at page 22.

HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Each of the directors of Duck Head has agreed to tender his shares in the offer. These shareholders beneficially own a total of 1,234,891 shares, representing collectively approximately 38% of the shares on a fully diluted basis. In addition, we have been informed that Duck Head expects to issue approximately 23,100 shares to such persons prior to the merger in connection with previously existing compensation arrangements for their services in fiscal 2001 and fiscal 2002. See "The Offer -- The Tender and Option Agreements" at page 29.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL DUCK HEAD CONTINUE AS A PUBLIC COMPANY?

     No. Following the purchase of shares tendered in the offer, we expect to consummate the merger. If the merger takes place, HB Acquisition will be merged into Duck Head with Duck Head becoming our wholly owned subsidiary. Even if the merger does not take place, if HB Acquisition purchases all the tendered shares:

     - there may be so few remaining shareholders and publicly held shares that Duck Head's common stock will no longer be eligible to be traded on the American Stock Exchange;

     - there may not be a public trading market for Duck Head's common stock;
       and

     - Duck Head may no longer have to comply with SEC rules relating to publicly held companies.

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL DUCK HEAD SHARES ARE NOT TENDERED IN THE OFFER?

     If the offer is consummated, we plan to merge HB Acquisition into Duck Head with Duck Head becoming our wholly owned subsidiary. The merger is subject to the conditions that all required consents of, filings and registrations with, and notifications to all regulatory authorities shall have been obtained, no law or regulation and no judgment, injunction, order or decree shall have prohibited or enjoined the merger and, if required, Duck Head shareholders shall have approved the merger. If after consummation of the offer, we directly or indirectly own at least 90% of the outstanding shares, then the parties will take all action necessary to cause the merger to be effective as soon as practicable thereafter without a meeting of Duck Head's shareholders in accordance with Section 14-2-1104 of the Georgia Business

Corporation Code. If the offer has been consummated but we do not directly or indirectly own at least 90% of the outstanding shares, Duck Head will promptly hold a special meeting of shareholders for the purpose of voting upon the adoption and approval of the merger agreement. At any such special meeting, all shares then owned by us will be voted in favor of adoption and approval of the merger agreement.

     If we are not able to acquire at least a majority of the outstanding shares on a fully diluted basis, we will either extend our offer or terminate our offer in the manner specified in the merger agreement. If at least a majority of the outstanding shares on a fully diluted basis have been validly tendered and all of the conditions to our offer have been satisfied or waived, we may commence a subsequent offering period of between three and 20 business days for the purpose of securing tenders of enough shares so that, after we buy shares in the subsequent offering period, we will own at least 90% of the outstanding shares of Duck Head common stock. We will pay the same price per share in the subsequent offering period as we pay in the offer. See "The Offer -- Appraisal Rights" at page 30.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If we purchase the tendered shares and, as we expect, the merger takes place, we will pay shareholders (other than those properly perfecting appraisal rights) not tendering in the offer the same amount of cash per share that we would have paid them had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that if you tender your shares into the offer, you will be paid earlier and will not have appraisal rights. See "The
Offer -- Appraisal Rights" at page 30.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 26, 2001, the last full trading day before we announced the merger agreement with Duck Head, the last sale price of Duck Head's common stock reported on the American Stock Exchange was $2.65 per share. On July 10, 2001, the last full trading day before the date of this Offer to Purchase, the last sale price of Duck Head's common stock was $4.50 per share. You should obtain a recent market price for shares of Duck Head's common stock before deciding whether to tender your shares.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or
(800) 322-2885 (toll free). MacKenzie Partners is acting as the information agent for our offer.

To the Holders of Shares of Duck Head Common Stock:

                                  INTRODUCTION

     We are Tropical Sportswear Int'l Corporation, a Florida corporation. Through our wholly owned subsidiary, HB Acquisition Corp., a Georgia corporation, we hereby offer to purchase all of the outstanding shares of common stock of Duck Head Apparel Company, Inc. at a price of $4.75 per share, net to the seller in cash, subject to any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

     We are making this offer pursuant to the Agreement and Plan of Merger, dated as of June 26, 2001, among us, HB Acquisition and Duck Head. The merger agreement provides that, following completion of the offer and the satisfaction or waiver of conditions in the merger agreement, HB Acquisition will be merged into Duck Head with Duck Head becoming our wholly owned subsidiary. At the effective time of the merger, each share of Duck Head common stock outstanding immediately prior to the effective time of the merger (other than shares that are held by shareholders, if any, who properly perfect their appraisal rights in accordance with Georgia law), will be converted into the right to receive the per share price paid in the offer in cash, without interest. The merger agreement is more fully described in "The Offer -- The Merger Agreement," which also contains a discussion of the treatment of stock options.

     Tendering shareholders who are record owners of their shares and tender directly to SunTrust Bank, our depositary for the offer, will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of shares by us pursuant to the offer. Shareholders who hold their shares through a broker or bank should consult such institution as to whether it charges any service fees. We will pay all charges and expenses of SunTrust Bank, as depositary, and MacKenzie Partners, Inc., as information agent, incurred in connection with the offer.

     DUCK HEAD'S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF DUCK HEAD AND RECOMMENDS THAT YOU TENDER YOUR SHARES IN THE OFFER. THE FACTORS CONSIDERED BY DUCK HEAD'S BOARD IN ARRIVING AT ITS DECISION RELATING TO THE MERGER AGREEMENT, THE OFFER AND THE MERGER ARE INCLUDED IN DUCK HEAD'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH IS BEING MAILED TO SHAREHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE. YOU SHOULD READ DUCK HEAD'S SCHEDULE 14D-9 CAREFULLY IN ITS ENTIRETY.

     Kurt Salmon Associates Capital Advisors, Inc., Duck Head's financial advisor (which we refer to as "KSA CA"), has delivered to Duck Head's board its opinion dated June 26, 2001, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by you in the offer and the merger pursuant to the merger agreement are fair from a financial point of view to you and other holders of Duck Head shares. The full text of KSA CA's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, will be included as Annex A to Duck Head's Solicitation/Recommendation Statement on Schedule 14D-9. You should read the full text of such opinion carefully in its entirety.

     Duck Head has been advised by all of its directors and executive officers that each of them intends to tender all of his shares pursuant to the offer. As discussed below, each of the directors of Duck Head has agreed with us to tender all of his shares pursuant to the offer.

     The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer a number of shares that, together with any shares then beneficially owned by us, represents at least a majority of the then-outstanding shares on a fully diluted basis, taking into consideration all options and other rights to acquire shares whether or not exercisable. We refer to this condition as the "Minimum Condition." In addition, on or before July 26, 2001, we may terminate the merger agreement and the offer if we have not been satisfied in our reasonable discretion, exercised in good faith, with the results of our due diligence review of information concerning Duck Head and its business. The offer is also subject to other conditions, including Duck Head having at least $21 million of stockholders' equity (as determined pursuant to the merger agreement) and Duck Head's chief executive officer agreeing to an acceptable employment contract with us. You should read more about the conditions to the offer described under "The
Offer -- Conditions to the Offer."

     Duck Head has advised us that, on June 30, 2001, 2,866,638 shares were issued and outstanding and 381,100 shares were subject to issuance upon the exercise of options, incentive stock awards or otherwise. In addition, we have been informed that Duck Head expects to issue approximately 22,700 shares to its directors prior to the merger in connection with previously existing compensation arrangements for their services in fiscal 2001 and fiscal 2002. Accordingly, we believe that the Minimum Condition would be satisfied if approximately 1.64 million shares (or approximately 57% of the presently outstanding shares) were validly tendered and not withdrawn prior to the expiration of the offer. The actual number of shares needed to be tendered to satisfy the Minimum Condition will depend upon the actual number of shares outstanding on the date that we accept such shares for payment. Pursuant to the tender and option agreements, dated as of June 26, 2001, each of the directors of Duck Head has agreed to tender in the offer all shares beneficially owned by him. These shareholders beneficially own a total of 1,234,891 shares, representing collectively approximately 38% of the shares on a fully diluted basis. As we stated above, we also have been informed that Duck Head expects to issue approximately 22,700 shares to such persons prior to the merger in connection with previously existing compensation arrangements for their services in fiscal 2001 and fiscal 2002. See "The Offer -- The Tender and Option Agreements."

     The merger agreement provides that promptly upon the purchase of any shares pursuant to the offer, we will be entitled to designate up to the number of directors, rounded up to the next whole number, on Duck Head's board as will give us representation proportionate to the percentage of the total number of outstanding shares that we beneficially own. However, we have agreed that at least two members of Duck Head's board who were directors as of the date of the merger agreement and are not employees of Duck Head will remain directors until the effective time of the merger. See "The Offer -- The Merger Agreement."

     The merger is subject to the satisfaction or waiver of various conditions, including, if required, the approval of the merger agreement by Duck Head's shareholders. If the Minimum Condition is satisfied, we would have sufficient voting power to approve the merger without the affirmative vote of any other shareholder of Duck Head. If, after consummation of the offer, we directly or indirectly own at least 90% of the outstanding shares, then the parties will take all action necessary to cause the merger to be effective as soon as practicable thereafter without a meeting of Duck Head's shareholders in accordance with Section 14-2-1104 of the Georgia Business Corporation Code. If the offer has been consummated but we do not directly or indirectly own at least 90% of the outstanding shares, Duck Head will promptly hold a special meeting of shareholders for the purpose of voting upon the adoption and approval of the merger agreement. At any such special meeting, all shares then owned by us will be voted in favor of adoption and approval of the merger agreement. See "The Offer -- The Merger Agreement."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD CAREFULLY READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the offer, we will accept for payment and pay for all shares of Duck Head common stock validly tendered prior to the expiration date and not properly withdrawn as permitted under "The Offer -- Withdrawal Rights." The term "expiration date" means 12:00 midnight, New York City time, on Wednesday, August 8, 2001, unless we have extended the period of time for which the offer is open, in which event the term "expiration date" will mean the latest time and date at which the offer, as so extended, will expire. If we accept for payment any shares pursuant to the offer, we will accept for payment all shares validly tendered prior to the expiration date and not properly withdrawn, and will promptly pay for all shares so accepted for payment.

     The offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in "The Offer -- Conditions to the Offer." Subject to the provisions of the merger agreement, we may waive any or all of the conditions to our obligation to purchase shares pursuant to the offer, except for the Minimum Condition. If by the expiration date any of the conditions to the offer have not been satisfied or waived, we will either:

     - waive all of the unsatisfied conditions, except for the Minimum Condition and, subject to any required extension, purchase all shares validly tendered by the expiration date and not properly withdrawn;

     - extend the offer and, subject to the right of shareholders to withdraw shares until the new expiration date, retain the shares that have been tendered until the expiration of the offer as extended; or

     - if the offer has not been consummated by November 1, 2001, terminate the offer and return all tendered shares to tendering shareholders.

     We will not make any change to the offer without Duck Head's prior written consent that:

     - changes or waives the Minimum Condition;

     - decreases the price per share to be paid in the offer;

     - decreases the number of shares to be purchased in the offer;

     - changes the form of consideration to be paid in the offer;

     - extends the offer (except as set forth below);

     - modifies, in any manner adverse to you or the other Duck Head's shareholders, the conditions set forth in "The Offer -- Conditions to the Offer;" or

     - imposes conditions to the offer in addition to the conditions set forth in "The Offer -- Conditions to the Offer."

     Subject to the terms of the merger agreement, the offer can be extended as follows:

     - we must extend the offer beyond each scheduled expiration date if at that date the conditions to the offer are not satisfied (if such conditions are capable of being satisfied prior to November 1, 2001) or waived (to the extent the merger agreement permits waiver);

     - we may extend the offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the offer; and

     - if the board of directors of Duck Head, pursuant to the terms and conditions of the merger agreement, subsequently determines to withdraw its recommendation of our offer then the offer will be automatically extended so that the expiration date is at least five business days after such determination. For a discussion of the limited circumstances under which Duck Head's board of directors may withdraw its recommendation of our offer, see "-- The Merger Agreement -- Duck Head's Board Recommendation."

If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at that time. In such event, we may provide a "subsequent offering period" during which shareholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the price to be paid in the offer. We are not permitted under the federal securities laws to provide a subsequent offering period of less than three nor more than 20 business days.

     The rights and obligations to extend the offer are subject to the rights of either party to terminate the merger agreement pursuant to the terms thereof. For more details on the ability of a party to terminate the merger agreement, see "The Merger Agreement -- Termination."

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If we are delayed in our acceptance for payment of or payment for shares or we are unable to pay for shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, SunTrust Bank may retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described under "The Offer -- Withdrawal Rights." However, our ability to delay the payment for shares that we have accepted for payment is limited by:

     - Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer; and

     - The terms of the merger agreement, which require that we pay for shares that are tendered pursuant to the offer as promptly as practicable after the expiration of the offer.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will disseminate additional tender offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. If we change the price to be paid or the number of shares to be purchased in the offer, the offer must remain open until the 10th business day from the date that notice of such change is first published, sent or given to shareholders. The minimum period during which the offer must remain open following material changes in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders.

     Duck Head has provided us with its shareholder list and security position listings for the purpose of disseminating the offer to holders of shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares whose names appear on Duck Head's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tenders. In order for you to tender shares validly pursuant to the offer, either:

     - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by SunTrust Bank at one of its addresses set forth on the back cover of this Offer to Purchase and either the share certificates evidencing tendered shares must be received by SunTrust Bank at such address or such shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by SunTrust Bank, in each case prior to the scheduled expiration date; or

     - you must comply with the guaranteed delivery procedures described below.

     The term "Agent's Message" means a message, transmitted by The Depository Trust Company to, and received by, SunTrust Bank and forming a part of a book-entry confirmation, that states that The Depository Trust Company has received an express acknowledgment from the participant in the system of The Depository Trust Company tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

     Book-Entry Transfer. SunTrust Bank will establish an account with respect to the shares at The Depository Trust Company for purposes of the offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of The Depository Trust Company may make a book-entry delivery of shares by causing The Depository Trust Company to transfer such shares into SunTrust Bank's account in accordance with The Depository Trust Company's procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer at The Depository Trust Company, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by SunTrust Bank at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.

     Delivery of documents to The Depository Trust Company does not constitute delivery to SunTrust Bank.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

     - the Letter of Transmittal is signed by the registered holder of the shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

     - the shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, which we refer to as an "Eligible Institution."

     In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a share certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a share certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate duly executed stock power, in either case signed exactly as the name of the registered holder appears on the share certificate, with the signature on such share certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If you desire to tender shares pursuant to the offer and the share certificates evidencing your shares are not immediately available or you cannot deliver the share certificates and all other required documents to SunTrust Bank prior to the expiration date, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares may be tendered nevertheless, provided that you satisfy all of the following conditions:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the expiration date by SunTrust Bank as provided below; and

     - the share certificates (or a book-entry confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by SunTrust Bank within three American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to SunTrust Bank and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

     In all cases, shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by SunTrust Bank.

     The method of delivery of share certificates, the Letter of Transmittal and all other required documents, including delivery through The Depository Trust Company, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by SunTrust Bank (including, in the case of a book-entry transfer, receipt of a book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. No person, including us, SunTrust Bank and MacKenzie Partners, will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, you irrevocably appoint our designees as your proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us (including, with respect to any and all other shares or other securities issued or issuable in respect of such shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered shares. Such appointment will be effective when, and only to the extent that, we accept such shares for payment. Upon such acceptance for payment, all prior proxies given by you with respect to such shares (and such other shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the shares (and other securities) for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Duck Head's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our payment for such shares, we must be able to exercise full voting rights with respect to such shares.

     The tender of shares pursuant to any one of the procedures described above will constitute your acceptance of the offer, as well as your representation and warranty that you have the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of shares tendered pursuant to the offer will constitute our binding agreement with you upon the terms and subject to the conditions of the offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, YOU MUST PROVIDE SUNTRUST BANK WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER OR CERTIFY THAT YOU ARE NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES TO YOU, SUNTRUST BANK IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO YOU. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL. IF YOU ARE A NONRESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, YOU ARE URGED TO GIVE SUNTRUST BANK A COMPLETED W-8BEN (CERTIFICATE OF FOREIGN STATUS) PRIOR TO RECEIPT OF PAYMENT.

WITHDRAWAL RIGHTS

     Tenders of shares made pursuant to our offer are irrevocable except that tendered shares may be withdrawn at any time prior to the expiration date. If we extend our offer, are delayed in our acceptance for payment of shares or are unable to accept shares for payment pursuant to our offer for any reason, then, without prejudice to our rights under the offer, SunTrust Bank may, nevertheless, on our behalf, retain tendered shares, and those shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described below. Any delay will be by an extension of our offer to the extent required by law.

     We may, without Duck Head's consent, extend our offer in increments of up to 10 business days each, if at the scheduled expiration date of the offer, any of the conditions to our offer are not then satisfied or waived, until all of such conditions are satisfied or waived (except that the Minimum Condition may not be waived). We have agreed to extend our offer from time to time until November 1, 2001 if, at the expiration date, the merger agreement has not been terminated, Duck Head has not failed to reaffirm its recommendation of the offer and the merger and the conditions to our offer have not been satisfied or waived but are capable of being satisfied by November 1, 2001. During an extension for these reasons, all shares previously tendered and not withdrawn will remain subject to our offer and you will continue to have the right to withdraw your tendered shares.

     We may extend our offer after the acceptance for shares for a further period of time, by means of a subsequent offering period under Rule 14d-11 under the Exchange Act, of between three and 20 business days to meet the objective that there be validly tendered and not withdrawn prior to the expiration date (as so extended) a number of shares which, together with the shares then owned directly or indirectly by us, represents at least 90% of the outstanding shares. If, during an extension for this purpose, you have previously tendered your shares, you will not be able to withdraw your shares. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not our offer is extended.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by SunTrust Bank at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name and address of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such shares. If share certificates evidencing shares to be withdrawn have been delivered or otherwise identified to SunTrust Bank, then, prior to the physical release of such share certificates, the serial numbers shown on such share certificates must be submitted to SunTrust Bank and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares have been tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares.

     If we are delayed in our acceptance for payment of shares or are unable to accept shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer, SunTrust Bank may, nevertheless, on our behalf, retain tendered shares, and such shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No person, including us, SunTrust Bank and MacKenzie Partners, will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of shares may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to the expiration date by following one of the procedures described in "The
Offer -- Procedures for Accepting the Offer and Tendering Shares."

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the offer set forth in "The Offer -- Conditions to the Offer," we will accept for payment and, as promptly as practicable, will pay for all shares validly tendered prior to the expiration date and not properly withdrawn pursuant to the offer. Subject to the merger agreement and compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for shares in order to comply in whole or in part with any applicable law. See "The
Offer -- Certain Legal Matters; Regulatory Approvals."

     In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by SunTrust Bank of:

     - the certificates evidencing such shares or confirmation of a book-entry transfer of such shares into SunTrust Bank's account at The Depository Trust Company, which is the widely accepted book-entry transfer facility for publicly traded shares in the United States, pursuant to the procedures set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares";

     - the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as described below) in lieu of the Letter of Transmittal; and

     - any other documents required by the Letter of Transmittal.

     For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to SunTrust Bank of our acceptance for payment of such shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for shares accepted for payment pursuant to the offer will be made by deposit of the price to be paid for the shares with SunTrust Bank, which will act as agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any shares tendered pursuant to the offer is delayed, or we are unable to accept for payment shares tendered pursuant to the offer, then, without prejudice to our rights under "The
Offer -- Terms of the Offer," SunTrust Bank may, nevertheless, on our behalf, retain tendered shares, and such shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in "The Offer -- Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     Under no circumstances will we pay interest on the price to be paid in the offer, regardless of any delay in making such payment.

     If any tendered shares are not accepted for payment for any reason pursuant to the terms and conditions of the offer, or if share certificates are submitted evidencing more shares than are tendered, share certificates evidencing unpurchased shares will be returned, without expense to the tendering shareholder (or, in the case of shares tendered by book-entry transfer into SunTrust Bank's account at The Depository Trust Company pursuant to the procedure set forth in "The Offer -- Procedures for Accepting the Offer and Tendering Shares," such shares will be credited to an account maintained at The Depository Trust Company), as promptly as practicable following the expiration or termination of the offer.

     We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the shares tendered pursuant to the offer, but any such transfer or assignment will not relieve us of our obligations under the offer and will in no way prejudice the rights of tendering shareholders to receive payment for shares validly tendered and accepted for payment pursuant to the offer.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     This summary of the material United States federal income tax consequences of the offer and the merger is for general information only and is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or to shareholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, shareholders that hold their shares as part of a straddle or a hedging or conversion transaction and shareholders who acquired their shares through the exercise of an employee stock option or otherwise as compensation.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING THE EFFECT OF UNITED STATES STATE AND LOCAL TAX LAWS OR FOREIGN TAX LAWS.

     A United States holder refers to:

     - a citizen or resident of the United States;

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States; or

     - an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

     A Non-United States holder refers to a shareholder that is not a United States holder.

  Tender Offer

     United States Holders. The receipt by a United States holder of cash for shares pursuant to the offer will be a taxable transaction under the United States Internal Revenue Code of 1986. A tendering United States holder will generally recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the offer and the shareholder's adjusted tax basis in the shares tendered pursuant to the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares have been held for more than 12 months. A non-corporate stockholder will be subject to a maximum federal tax rate of 20% on long-term capital gains. Shareholders are urged to consult their own tax advisors as to the federal income tax treatment of a capital gain or loss (including limitations on the deductibility of a capital loss).

     A United States holder that tenders shares may be subject to information reporting requirements and backup withholding at a rate of 31% unless it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. See "Procedures for Accepting the Offer and Tendering Shares -- Other Requirements." Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the shareholder, provided appropriate information is forwarded to the IRS. A tendering United States holder should complete the Substitute Form W-9 that is included in the Letter of Transmittal.

     Non-United States Holders. A tendering Non-United States holder will generally not be subject to United States federal income tax on a gain realized on a disposition of shares unless:

     - the gain is effectively connected with a trade or business in the United States of that Non-United States holder or, if a treaty applies, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder;

     - that Non-United States holder is a non-resident alien individual who holds the shares as a capital asset and who is present in the United States for 183 or more days in 2001;

     - that Non-United States holder is subject to tax under the provisions of the Internal Revenue Code on the taxation of United States expatriates; or

     - Duck Head is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the stock disposition or the period the Non-United States holder held the stock of Duck Head (the "prescribed period").

     Duck Head has represented to us that it has not been a "U.S. real property holding corporation", or USRPHC, for federal income tax purposes. We have not, however, confirmed whether Duck Head is or has been a USRPHC during the prescribed period. In general, Duck Head will be treated as a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property interests and its other assets used or held in a trade or business. If Duck Head is or has been a USRPHC during the prescribed period, so long as the stock of Duck Head has been continuously regularly traded on an established securities exchange within the meaning of Section 897(c)(3) during the prescribed period, only a Non-United States holder who holds, or held, at any time during the prescribed period, more than 5% of the stock, will be subject to U.S. federal income tax on the disposition of such stock.

     Information reporting requirements and backup withholding imposed at a rate of 31% may apply under specified circumstances to cash payments received by a tendering Non-United States holder unless it certifies as to its foreign status or otherwise establishes an exemption. See "The Offer -- Procedures for Accepting the Offer and Tendering Shares -- Other Requirements." Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of a Non-United States holder, provided appropriate information is forwarded to the IRS. To avoid backup withholding, a tendering Non-United States holder should complete a Form W-8BEN or appropriate substitute forms, which may be obtained from SunTrust Bank.

  Merger

     The receipt by a United States holder or Non-United States holder of cash pursuant to the merger would generally result in federal income tax consequences similar to those described in the relevant portion of the above summary. Shareholders that receive cash pursuant to the merger are urged to consult their own tax advisors.

PRICE RANGE OF SHARES; DIVIDENDS

     Shares of Duck Head common stock are listed on the American Stock Exchange under the symbol "DHA." The following table sets forth, for the periods indicated, the high and low sales prices per share for the periods indicated. Share prices are as reported on the American Stock Exchange based on published financial sources for each of the calendar quarters below. Duck Head's fiscal year ends on the Saturday closest to June 30 of each year.

                                                               COMMON STOCK
                                                              --------------
                                                              HIGH      LOW
                                                              -----    -----
2000:
June 30, 2000...............................................  $3.00    $2.25
Third Calendar Quarter......................................  $2.25    $0.94
Fourth Calendar Quarter.....................................  $3.63    $1.00
2001:
First Calendar Quarter......................................  $2.80    $1.25
Second Calendar Quarter.....................................  $4.61    $1.72
Third Calendar Quarter (through July 10, 2001)..............  $4.56    $4.47

     On June 26, 2001, the last full trading day before the public announcement of execution of the merger agreement, the last sale price per share on the American Stock Exchange was $2.65. On July 10, 2001, the last full day of trading before the commencement of the offer, the last sale price per share on the American Stock Exchange was $4.50. We urge you to obtain a current market price for the shares. As of June 30, 2001, there were approximately 1,660 holders of record of shares and 2,866,638 outstanding shares.

     We have been advised by Duck Head that it has not declared or paid any dividend since its spin-off from Delta Woodside Industries, Inc. on June 30, 2000 and does not anticipate that it will pay any dividends in the foreseeable future. In addition, pursuant to the merger agreement, Duck Head has agreed not to declare, set aside or pay any dividends or other distribution with respect to the shares.

INFORMATION CONCERNING DUCK HEAD

     General. Duck Head is a Georgia corporation with its principal offices located at 1020 Barrow Industrial Parkway, Winder, Georgia 30680. Duck Head's telephone number is (770) 867-3111. Duck Head was incorporated in Georgia in 1999.

     Duck Head designs, sources, produces, markets and distributes boys' and men's value-oriented casual sportswear predominantly under the 134-year-old nationally recognized "Duck Head(R)" label. Duck Head's collections are centered around its core khaki trouser. Duck Head sells its apparel primarily in the Southeastern and Southwestern United States to national and regional department store chains and large specialty apparel retailers. In addition, Duck Head operates 25 retail apparel outlet stores that sell primarily closeout and irregular "Duck Head" products. Duck Head also licenses the use of the "Duck Head" trademark for the manufacture and sale of certain apparel items and accessories. Duck Head has operations in nine states and Costa Rica, and at July 1, 2001, had approximately 550 employees.

     Financial Projections. We have been advised that Duck Head does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with our review of the transactions contemplated by the merger agreement, KSA CA provided us with a confidential informational memorandum that included projected financial information prepared by Duck Head in February 2001. We have not been provided modified or updated projections from Duck Head prepared after February 2001; however, Duck Head has included certain updated projected financial information for fiscal year 2002 in its Solicitation/Recommendation Statement on Schedule 14D-9 dated July 11, 2001. Neither we nor Duck Head intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     It is our understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These projections are included herein only because such information was provided to us in connection with our evaluation of an acquisition of Duck Head.

     These projections are subject to various risks and uncertainties that could cause actual results to differ materially from the projections. Duck Head has advised us that its internal financial forecasts (upon which the projections provided to us were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (many of which were not provided to us), all made by management of Duck Head, with respect to industry performance, general business, economic, market and financial conditions, status of Duck Head as a stand-alone operating entity and other matters, all of which are difficult to predict, many of which are beyond Duck Head's control, and none of which were subject to approval by us. There can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections.

     This projected financial information included Duck Head's projections of total revenues, gross profit, earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income for the fiscal years for 2002 and 2003. For fiscal year 2002, in the confidential information memorandum, Duck Head projected total revenue of $51.4 million, gross profit of $18.9 million, EBITDA of $6.1 million and net income of $3.2 million. In its Schedule 14D-9, subject to the qualifications, limitations and assumptions contained therein, for fiscal year 2002, Duck Head projected sales in the range of approximately $47.1 million to approximately $52.3 million, gross profit in the range of approximately $16.1 million to approximately $18.3 million, EBITDA in the range of approximately $3.6 million to approximately $5.4 million and net income in the range from approximately $0.5 million to approximately $2.7 million. For fiscal year 2003, in the confidential information memorandum, Duck Head projected total revenue of $56.6 million, gross profit of $20.9 million, EBITDA of $7.4 million and net income of $3.9 million. These projections should be read together with the financial statements of Duck Head that can be obtained from the SEC as described above and the information contained in Duck Head's Schedule 14D-9.

     Neither we nor Duck Head nor any of our respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Duck Head compared to the information contained in the projections. We acknowledge that the Private Securities Litigation Reform Act of 1995 does not apply to the information set forth in this Offer to Purchase, including the projections set forth in this section.

     Where You Can Find More Information. Duck Head's common stock is registered under the Exchange Act. Accordingly, Duck Head is subject to the informational reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Duck Head's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Except as otherwise stated in this Offer to Purchase, the information concerning Duck Head contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although we do not have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Duck Head to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

INFORMATION CONCERNING TROPICAL SPORTSWEAR AND HB ACQUISITION

     General. We are a Florida corporation formed in January 1997. Our executive offices are located at 4902 West Waters Avenue, Tampa, Florida 33634-1302, and our telephone number is 813-249-4900. We produce high quality casual and dress men's and women's apparel and provide major apparel retailers with comprehensive brand management programs. Our programs currently feature pants, shorts, shirts, coats, and denim jeans for men and pants and skirts for women. These products are marketed under our owned national brands such as Savane(R) and Farah(R), licensed brand names including Bill Blass(R), John Henry(R), Van Heusen(R), and Victorinox(R) and our owned private brands including Bay to Bay(R), Original Khaki Co.(R), Authentic Chino Casuals(R), Flyers(TM) and Two Pepper(R). We distinguish ourselves by focusing on the apparel retailer's return on investment. We also provide the retailer with customer, product and market analysis, apparel design, merchandising, and inventory forecasting. We market our apparel through all major retail distribution channels, including department and specialty stores, national chains, catalog retailers, discount and mass merchants and wholesale clubs. Our mission is to profitably deliver apparel products faster, better and cheaper than anyone in the world.

     HB Acquisition is a Georgia corporation formed in June 2001 with principal offices located at 4902 West Waters Avenue, Tampa, Florida 33634-1302, c/o Tropical Sportswear Int'l Corporation. The telephone number of HB Acquisition is 813-249-4900. HB Acquisition is our wholly owned subsidiary. HB Acquisition has not carried on any activities other than in connection with the merger agreement.

     The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of our directors and executive officers and the directors and executive officers of HB Acquisition and certain other information are set forth in Schedule I.

     Except as described in this Offer to Purchase, to the best of our knowledge, none of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Except as described in this Offer to Purchase, (1) neither we nor HB Acquisition nor, to the best of our knowledge, any of the persons listed in
Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary thereof beneficially owns or has any right to acquire, directly or indirectly, any Duck Head shares and (2) neither we nor HB Acquisition nor, to the best of our knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in Duck Head shares during the past 60 days.

     Except as provided in the merger agreement or as otherwise described in this Offer to Purchase, neither we nor HB Acquisition nor, to the best of our knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Duck Head, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, neither we nor HB Acquisition nor, to the best of our knowledge, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with Duck Head or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between us or any of our subsidiaries or, to the best of our knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Duck Head or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Where You Can Find More Information. We are also subject to the informational reporting requirements of the Exchange Act and are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

SOURCE AND AMOUNT OF FUNDS

     We expect to require up to approximately $15.5 million to consummate the offer and the merger and approximately $900,000 to pay related fees and expenses. The offer and the merger are not conditioned on our obtaining financing. We currently expect to obtain such funds from existing cash and cash equivalents and through our existing revolving credit facility, which currently provides for aggregate borrowings of up to $110 million, subject to certain borrowing base limitations. Borrowings under our credit facility bear interest at variable rates and are secured by substantially all of our domestic assets. This credit facility matures in June 2003.

PRIOR RELATIONSHIPS

     During the fiscal year ended September 1999, we purchased approximately $6.3 million of piece goods from Delta Mills, Inc., which prior to Duck Head's spin-off from Delta Woodside Industries, Inc. on June 30, 2000, was an affiliate of Duck Head. During the fiscal year ended September 2000, we purchased approximately $1.7 million of piece goods from Delta Mills. A majority of the members of Duck Head's board of directors are also members of the board of directors of Delta Woodside, Delta Mills' sole shareholder. Delta Woodside's President and Chief Executive Officer, William F. Garrett, is a director of Duck Head. We understand that a substantial number of Duck Head shareholders are also shareholders of Delta Woodside.

BACKGROUND OF THE OFFER

     During the week of January 9, 2001, a representative of KSA CA, Duck Head's financial advisor, contacted William W. Compton, our Chairman and Chief Executive Officer, expressing a general interest in a possible business combination between us and Duck Head.

     On February 3, 2001, Mr. Compton contacted William V. Roberti, Chairman, Chief Executive Officer and President of Duck Head, by phone about a potential transaction whereby we would acquire Duck Head. Mr. Compton and Mr. Roberti agreed to meet the week of February 12th in Las Vegas at the M.A.G.I.C. trade show.

     Mr. Compton and Mr. Roberti met at M.A.G.I.C. on February 13, 2001 and discussed further our potential interest in acquiring Duck Head.

     On March 1, 2001, Mr. Roberti and a representative of KSA CA called Mr. Compton, to assess our interest in acquiring Duck Head.

     On March 16, we entered into a confidentiality agreement with KSA CA, on behalf of Duck Head. In addition to traditional terms, the confidentiality agreement provides that we would not acquire any securities of Duck Head, initiate any form of business combination or other acquisition transaction involving Duck Head or solicit the employment of certain Duck Head employees without the consent of Duck Head for a period of one year from the date of the agreement.

     Following the execution of the confidentiality agreement, on March 16, 2001, KSA CA, on behalf of Duck Head, sent us a confidential informational memorandum describing Duck Head's business, assets, personnel, historical and forecast results of operations, financial condition and other information pertaining to Duck Head.

     Between March 16 and April 26, Mr. Compton and Mr. Roberti continued general discussions of a potential business combination between us and Duck Head.

     On April 26, Michael Kagan, our Executive Vice President and Chief Financial Officer, Todd Bement, our Director of Business Analysis, and Cory Pugh, our Director of Organizational Development, met with K. Scott Grassmyer, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Duck Head, Mr. Roberti and a representative of KSA CA, at Duck Head's headquarters in Winder, Georgia to continue our due diligence investigation of Duck Head. In connection with this meeting, our representatives were provided various business, legal and financial information and documentation relating to Duck Head.

     On April 27, Messrs. Compton, Kagan, Pugh and Bement, and Gregory L. Williams, our Executive Vice President and General Counsel, met with members of Duck Head's management, including Mr. Roberti, Mr. Grassmyer and Michael H. Prendergast, Senior Vice President of Sales, and representatives of KSA CA, to continue our due diligence investigation. At this meeting, the representatives of Duck Head presented a review of Duck Head including information about accounting and financial matters, information technology matters, product and distribution capabilities and strategies and customer relationships.

     On April 30, Mr. Compton confirmed in a telephone conversation with a representative of KSA CA our continuing interest in pursuing an acquisition of Duck Head.

     On May 2, N. Larry McPherson, our Executive Vice President -- Finance and Treasurer, and Radhames Fernandez, our Senior Vice President -- 807 Sourcing, inspected Duck Head's production facilities in San Jose, Costa Rica and met with the management of the facilities and discussed the operations of the facilities.

     During the period of May 8 through May 28, discussions continued between Messrs. Compton, Kagan and Williams and representatives of Duck Head regarding the status of our interest in acquiring Duck Head.

     On May 30, Messrs. Compton, Kagan, Williams, Pugh and Bement, together with a representative of A2 Partners, LLC, our financial advisor, met at Duck Head's headquarters with Messrs. Roberti, Grassmyer and Prendergast and representatives of KSA CA to continue our due diligence investigation. At this meeting, we provided Duck Head with a request for financial information necessary for us to confirm our interest in making an offer to acquire Duck Head. The parties also discussed the general structure and terms of a possible transaction. George M. Hanley, Duck Head's retail consultant, was also present at the meeting.

     On June 1, representatives of A2 Partners and KSA CA met to discuss our interest in the acquisition of Duck Head and the general structure and terms of a possible transaction.

     On June 4 and June 5, Mr. Compton and Mr. Roberti both attended a conference sponsored by an apparel industry trade publication. On June 4, Mr. Roberti and Mr. Compton met in Tampa, Florida and traveled together to the conference. Among other unrelated matters, Mr. Roberti and Mr. Compton discussed a possible offer by us to acquire Duck Head, including the terms and conditions of the proposed acquisition. Mr. Roberti indicated that he would review our preliminary indication of interest with the investment bank oversight committee of Duck Head's board of directors.

     On June 15, Messrs. Compton, Kagan, Pugh and Bement, together with a representative of A2 Partners, met with Mr. Roberti of Duck Head, and representatives of KSA CA at our headquarters in Tampa, Florida to discuss terms and conditions of a possible offer by us to acquire Duck Head. After discussing certain due diligence issues and alternative transaction structures, Mr. Compton proposed a transaction whereby we would acquire all of the outstanding common stock of Duck Head pursuant to a cash tender offer and subsequent merger at $4.75 per share. Mr. Roberti asked that we confirm our proposal in writing to Duck Head for submission to Duck Head's board.

     Our board of directors held a special telephonic meeting on June 20, to discuss the contemplated proposal to acquire Duck Head. Messrs. Compton, Kagan and Williams presented the rationale for the proposed acquisition. Also participating in the meeting were representatives of Alston & Bird LLP, our legal counsel, and A2 Partners. Our board authorized management to negotiate and submit a merger agreement to acquire all of the outstanding common stock of Duck Head for a cash purchase price of $4.75 per share, subject to satisfactory completion of our due diligence investigation, approval of the lenders under our revolving credit facility, execution by the directors of Duck Head of tender and option agreements and other customary terms and conditions. On June 20, Alston & Bird, on our behalf, submitted to Duck Head a proposed merger agreement.

     On June 21, Alston & Bird, on our behalf, provided to Wyche, Burgess, Freeman & Parham, P.A., Duck Head's legal counsel, on behalf of the directors of Duck Head a draft form of tender and option agreement. The tender and option agreements generally provide that each director would tender all of his shares in the offer, vote his shares in favor of the merger with us and against any competing proposal, grant us and Messrs. Compton and Kagan a proxy to vote his shares in favor of the merger and against any competing proposal, not transfer his shares without our consent and grant us an option to acquire his shares at $4.75 per share.

     From June 22 through June 26, Mr. Kagan and certain other of our representatives participated in several telephone conversations with Mr. Roberti and representatives of Duck Head relating to various terms and conditions of the proposed merger agreement and transaction.

     On June 22, representatives of A2 Partners and KSA CA had a telephone conference to discuss the terms and conditions set forth in the proposed merger agreement.

     On June 24, Duck Head's legal counsel provided to us and Alston & Bird revised drafts of the merger agreement and the tender and option agreement that reflected the comments of Duck Head.

     On June 25 and June 26, representatives of Alston & Bird and A2 Partners had telephone discussions with Mr. Roberti, Mr. Grassmyer and representatives of Duck Head's counsel and KSA CA to resolve the remaining open issues concerning the proposed merger agreement, including conditions to the closing of the offer, provisions relating to the termination of the merger agreement and the instances in which Duck Head would be required to pay us termination fees or transaction expenses.

     As of June 26, we and Duck Head executed the definitive merger agreement. Also, as of June 26, 2001, we and each of the directors of Duck Head executed the tender and option agreements.

     On June 27, prior to the opening of the American Stock Exchange, we and Duck Head issued a joint press release regarding the offer and the merger, which is filed as an exhibit to our Schedule TO dated June 27, 2001.

PURPOSE AND STRUCTURE OF THE OFFER

     The purpose of the offer is to acquire control of Duck Head. The purpose of the merger is to acquire all outstanding shares of Duck Head common stock not tendered and purchased pursuant to the offer. If the offer is successful, we intend to consummate the merger as soon as practicable. In connection with the merger, shares of Duck Head common stock will be canceled in exchange for the offer price (subject to applicable appraisal rights under Georgia law) and, as a result, such shares will be delisted from the American Stock Exchange.

     Depending upon the number of shares purchased by us pursuant to the offer or otherwise, Duck Head's board may be required to submit the merger agreement to Duck Head's shareholders for approval at a shareholders' meeting convened for that purpose in accordance with Georgia law. If shareholder approval is required, the merger agreement must be approved by a majority of the outstanding shares at a meeting at which a quorum is present.

     If the Minimum Condition is satisfied, we will have sufficient voting power to approve the merger agreement at the shareholders' meeting without the affirmative vote of any other shareholder. If we acquire at least 90% of the then-outstanding shares pursuant to the offer or otherwise, the merger may be consummated without a shareholder meeting and without the approval of Duck Head's shareholders pursuant to Section 14-2-1104 of the Georgia Business Corporation Code.

     Under Georgia law, holders of shares do not have appraisal rights in the offer but will have appraisal rights in the merger.

PLANS FOR DUCK HEAD

     Pursuant to the terms of the merger agreement, we currently intend, promptly after consummation of the offer, to exercise our right under the merger agreement to designate a number of directors for election or nomination to Duck Head's board of directors in proportion to our share ownership. We also currently intend, as soon as practicable after consummation of the offer, to consummate the merger.

     After consummation of the offer and the merger, we expect to integrate the Duck Head brand into our operations. We intend to continue Duck Head's pending efforts to sell its headquarters and distribution center in Winder, Georgia. Upon consummation of the offer, we expect to cease all of Duck Head's operations of the Winder facility. We expect to integrate selected management and operating personnel of Duck Head into our existing operations and terminate the employment of all other Duck Head personnel at Winder. In addition, we expect to analyze Duck Head's production capacity in Costa Rica and determine whether to maintain such capacity or consolidate its activities into our existing network of contract manufacturers. We also expect to analyze each of Duck Head's retail stores and determine whether to maintain or close each store on a case-by-case basis. In addition, we expect to enter into an employment agreement with William
V. Roberti on mutually acceptable terms pursuant to which Mr. Roberti will become one of our senior executive officers. We are considering the employment of K. Scott Grassmyer (Duck Head's Senior Vice President, Chief Financial Officer, Secretary and Treasurer) and/or Michael H. Prendergast (Duck Head's Senior Vice President of Sales) in various capacities after consummation of the offer.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by us under the Exchange Act. The summary is qualified in its entirety by reference to the complete text of the merger agreement.

  The Offer

     The merger agreement provides for commencement of the offer within 10 business days after the public announcement of the execution of the merger agreement. Our obligation to accept for payment shares tendered in the offer is subject to the satisfaction or waiver of the Minimum Condition and other conditions that are described in "The Offer -- Conditions to the Offer." We may generally waive any condition to the offer or change any of the terms or conditions of the offer. However, without Duck Head's prior written consent, we may not change or waive the Minimum Condition, change the form of consideration to be paid, decrease the price per share or the number of shares sought in the offer, extend the offer (except as described under "The Offer -- Terms of the Offer") or modify, in any manner adverse to the holders of shares, or impose conditions to the offer in addition to those set forth in "The
Offer -- Conditions to the Offer."

  Board Representation

     The merger agreement provides that upon the acceptance for payment pursuant to the offer of a number of shares that satisfies the minimum condition, we will be entitled to designate up to the number of directors, rounded up to the next whole number, on Duck Head's board as will give us representation proportionate to the percentage of the total number of outstanding shares that we beneficially own. To this end, Duck Head will take all necessary action to cause our designees to be elected or appointed to Duck Head's board, including increasing the number of directors or securing resignations of some of its incumbent directors. At such time, Duck Head will also, upon our request, use its best efforts to cause our designees to have the same percentage representation on each committee of Duck Head's board and each board of directors of each subsidiary of Duck Head (and each committee thereof).

     If our designees are elected or appointed to Duck Head's board, Duck Head's board must continue to include at least two members who were directors as of the date of the merger agreement and are not employees of Duck Head, until the effective time of the merger. Following the election or appointment of our designees to Duck Head's board, the approval of a majority of the directors of Duck Head then in office who are not our designees or employees of Duck Head will be required to authorize any consent required by Duck Head for termination of the merger agreement by the mutual consent of the parties, any amendment of the merger agreement requiring action by Duck Head's board, certain consents of Duck Head required by the merger agreement, any extension of time for performance of any obligation of us or HB Acquisition under, or waiver of compliance with or amendment of, the merger agreement by Duck Head and any amendment of the articles of incorporation or bylaws of Duck Head.

  The Merger

     The merger agreement provides that after the satisfaction or waiver of each of the conditions to the merger, HB Acquisition will be merged into Duck Head with Duck Head becoming our wholly owned subsidiary. If after consummation of the offer, we directly or indirectly own at least 90% of the outstanding shares, then the merger will be consummated without a meeting of Duck Head's shareholders in accordance with Section 14-2-1104 of the Georgia Business Corporation Code. If the offer has been consummated but we do not directly or indirectly own at least 90% of the outstanding shares, Duck Head will hold a special shareholders meeting for the purpose of voting upon the approval of the merger agreement. At any such special meeting, all shares then beneficially owned by us will be voted in favor of approval of the merger agreement.

     Pursuant to the merger agreement, each share outstanding immediately prior to the effective time of the merger (other than shares that are held by shareholders, if any, who properly perfect their appraisal rights) will be converted in the merger into the right to receive the offer price. Shareholders who perfect their appraisal rights will be entitled to receive from Duck Head, as the surviving corporation in the merger, the value of their shares in cash as determined pursuant to Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code. See "The Offer -- Appraisal Rights."

  Treatment of Stock Options

     In the merger, each option to purchase shares held by any current or former employee or director (including incentive stock awards), whether or not exercisable, will be cancelled, and, at the effective time of the merger, we will pay each holder of any option with a per share exercise price of less than the offer price an amount equal to the difference between the offer price and the per share exercise price, minus any applicable withholding tax. To the extent the per share exercise price of a stock option equals or exceeds the offer price, at the effective time of the merger such stock option will be cancelled, and the holder of such stock option will not be entitled to receive any consideration. All of Duck Head's option plans will be terminated as of the effective time of the merger.

  Representations and Warranties

     Duck Head has made customary representations and warranties to us in the merger agreement, including representations relating to the following:

     - corporate organization, existence, power and authority;

     - non-contravention and non-breach as a result of the merger agreement;

     - governmental authorizations;

     - capitalization;

     - subsidiaries;

     - SEC filings and financial statements;

     - absence of undisclosed liabilities;

     - absence of adverse changes;

     - taxes;

     - title to and condition of assets;

     - intellectual property;

     - environmental matters;

     - compliance with laws;

     - labor relations and employee benefits;

     - material contracts;

     - litigation;

     - reports filed with regulatory authorities;

     - tender offer and proxy disclosure documents;

     - anti-takeover statutes;

     - charter provisions;

     - inapplicability of shareholder rights agreement;

     - receipt of opinion of financial advisor;

     - board recommendation;

     - privacy of customer information; and

     - tender and option agreements.

     Pursuant to the merger agreement, we have also made customary representations and warranties to Duck Head, including representations relating to the following:

     - corporate organization, existence, power and authority;

     - non-contravention and non-breach as a result of the merger agreement;

     - government authorizations;

     - SEC filings;

     - tender offer and proxy disclosure documents; and

     - corporate organization, existence, power and authority of HB Acquisition.

  Conduct of Duck Head's Business

     Prior to the earliest of the election or appointment to the board of directors of Duck Head of our designees, the effective time of the merger or the termination of the merger agreement, unless we consent in writing otherwise, Duck Head and its subsidiaries must operate their businesses in the usual, regular and ordinary course, preserve intact their business organizations and assets and maintain their rights and franchises and not take any action which would adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without the imposition of a condition or restriction of the type which in the reasonable judgment of our board would have caused us not to enter into the merger agreement had we known it, or adversely affect the ability of any party to perform its covenants and agreements under the merger agreement. In addition, unless we consent in writing otherwise, Duck Head has agreed not to take and to cause its subsidiaries not to take any of the following additional actions during the same period:

     - amend its organizational documents;

     - incur additional indebtedness;

     - permit its assets to become subject to any encumbrance;

     - redeem or repurchase its capital stock;

     - declare or pay dividends;

     - issue, sell, pledge, encumber or authorize the issuance of, or agree to issue, sell, pledge or encumber, additional shares of capital stock or rights to acquire capital stock or stock appreciation rights or amend the terms of any existing equity securities, except pursuant to the exercise of stock options under Duck Head's stock option plans;

     - make changes in its capital structure;

     - sell, lease, mortgage, dispose of or encumber any of Duck Head's assets other than in the ordinary course of business for reasonable consideration;

     - make material acquisitions or dispositions;

     - increase compensation or benefits, pay severance or termination pay or bonuses or accelerate or amend any stock options or restricted stock;

     - adopt, amend or terminate any employee benefit or compensation plans or enter into or amend any employment contract between Duck Head or any of its subsidiaries and any person;

     - change significantly any of its tax or accounting methods or systems;

     - commence any litigation or settle any litigation for material money damages or restrictions upon the operations of such person; or

     - enter into, amend, terminate or waive any material rights or claims under any material contracts.

  Duck Head's Board Recommendation

     Duck Head's board has unanimously approved the merger agreement and unanimously agreed to recommend that its shareholders tender their shares in our offer and, if required, vote to adopt and approve the merger. However, in order to comply with its fiduciary duties to shareholders under applicable Georgia law, Duck Head's board may, after July 26, 2001 (or earlier if we have waived the due diligence condition to our performance), in limited circumstances, withdraw or change this recommendation, and approve or recommend a proposal by a third party to acquire Duck Head. In order to do so, first, the proposal to acquire Duck Head must be a "Superior Proposal," which means that:

     - the proposal must involve the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, Duck Head and its subsidiaries;

     - Duck Head's board must determine in good faith that the proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the proposal and the person or group making the proposal;

     - Duck Head's board must determine in good faith, after consultation with its financial advisors, that the proposal would result in a transaction more favorable to Duck Head's shareholders than the offer and the merger; and

     - the person or group making the proposal is, in the good faith judgment of Duck Head's board, after consultation with its financial advisors, reasonably able to finance the transaction contemplated by the proposal.

     Second, Duck Head must have complied with the terms of the "No Solicitation" covenant described below. Third, Duck Head must provide us with notice of such proposal within two business days of its receipt by Duck Head. Fourth, Duck Head must give us two business days to make adjustments to the terms and conditions of our offer. Fifth, Duck Head must provide us with at least two business days prior written notice of a meeting at which Duck Head's board is reasonably expected to recommend such a proposal to its shareholders. Sixth, Duck Head's board must conclude in good faith, after consultation with its outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to Duck Head's shareholders under Georgia law.

  Solicitation Prohibitions

     In the merger agreement, Duck Head agreed to immediately cease any and all existing activities, discussions or negotiations with any and all parties conducted prior to June 26, 2001 with respect to any "Acquisition Proposal" (other than the selling efforts with respect to Duck Head's Winder, Georgia facility), which means any offer or proposal by a third party to acquire 5% or more of the outstanding securities or assets of Duck Head, whether by acquisition, purchase, merger, consolidation, business combination, or similar transaction involving Duck Head or any of its subsidiaries, the assets of which are 10% or more of the consolidated assets of Duck Head.

     As a general rule, Duck Head agreed that neither Duck Head nor any of its subsidiaries will (and that Duck Head would cause its officers, directors, affiliates and any investment banker, financial advisor, attorney, accountant, consultant or other representative or agent retained by Duck Head, not to) take any of the following actions:

     - solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

     - participate in any discussions or negotiations regarding, or furnish to any person or group any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

     - approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to any Acquisition Proposal.

     However, in order for Duck Head's board to comply with its fiduciary duties to shareholders under applicable Georgia law, after July 26, 2001 (or earlier if we have waived the due diligence condition to our performance) until the closing of the offer (which will be at least a five business day period), Duck Head is not prohibited from furnishing nonpublic information regarding Duck Head or any of its subsidiaries to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a bona fide unsolicited written Acquisition Proposal submitted by such person or group (and not withdrawn) so long as:

     - neither Duck Head nor any of its subsidiaries nor any representative or affiliate of Duck Head has violated any of the non-solicitation restrictions set forth in the merger agreement;

     - Duck Head's board determines in good faith, after consultation with its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal;

     - Duck Head's board concludes in good faith, after consultation with and the receipt of advice from its outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to Duck Head's shareholders under applicable Georgia law;

     - at least two business days prior to furnishing any nonpublic information to, or entering into discussions or negotiations with, the person or group making the Acquisition Proposal, Duck Head gives us written notice of the identity of such person or group and of Duck Head's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group;

     - Duck Head has received or receives from such person or group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the confidentiality agreement, dated as of March 16, 2001, between KSA CA, on behalf of Duck Head, and us; and

     - contemporaneously with furnishing any nonpublic information to such person or group, Duck Head furnishes such nonpublic information to us (to the extent such nonpublic information has not been previously furnished to us).

     In addition, Duck Head must advise us as promptly as practicable, but no more than one business day, after any request is received by Duck Head for any nonpublic information which Duck Head reasonably believes could lead to an Acquisition Proposal or after any Acquisition Proposal is received by Duck Head, of the identity of the person or group making the request or the Acquisition Proposal and the material terms and conditions of any such request or Acquisition Proposal.

  Director and Officer Liability

     We have agreed to cause Duck Head to indemnify, upon consummation of the merger and to the fullest extent permitted by Georgia law, Duck Head's and its subsidiaries' present and former directors, officers, employees and agents in respect of any liability arising from such person's service for Duck Head or any of Duck Head's subsidiaries that occurred at or before the effective time of the merger. In addition, we have agreed to cause Duck Head to use its reasonable efforts to maintain in effect the current or similar directors' and officers' liability insurance maintained by Duck Head on the date of the merger agreement for a period of three years after the effective time of the merger with respect to facts or circumstances that occurred before the effective time, so long as Duck Head can maintain such insurance annually for no more than 150% of the current annual premium. If Duck Head cannot maintain such insurance annually for no more than 150% of the current annual premium, we will cause it to use its reasonable efforts to maintain or obtain the most advantageous of directors' and officers' liability insurance as can be so maintained or obtained for 150% of the current annual premium. We have also agreed that for a period of six years after the effective time of the merger the indemnification provisions of the articles of incorporation and bylaws of Duck Head will be no less favorable than the indemnification provisions contained in Duck Head's current articles and bylaws.

  Conditions to the Merger

     Consummation of the merger is subject to the following conditions:

     - we will have acquired shares of Duck Head common stock pursuant to the offer;

     - if required, Duck Head's shareholders will have approved and adopted the merger agreement;

     - no court or regulatory authority of competent jurisdiction will have taken any action (whether temporary, preliminary or permanent) that prohibits, restricts or makes illegal consummation of the merger; and

     - all consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the merger will have been obtained, and no consent will be conditioned or restricted in a manner which, in the reasonable judgment of our board of directors would so materially adversely affect the economic or business assumptions of the merger that had our board known of such condition or restriction, it would not have, in its reasonable judgment entered into the merger agreement.

  Termination

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time in any of the following circumstances:

     - By mutual written agreement between Duck Head and us.

     - If, before consummation of the offer, we or Duck Head has breached in any material respect any of our respective representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform is incapable of being cured or has not been cured within 30 days following written notice to the other party.

     - By either Duck Head or us if consummation of the offer or the merger would violate or be restrained, enjoined or prohibited by any law or regulation or if any court or regulatory authority has issued a final and nonappealable injunction, judgment, order or decree restraining, enjoining or prohibiting consummation of the offer or the merger.

     - By either Duck Head or us if the shareholders of Duck Head fail to vote their approval of the merger at a shareholder meeting called for such purpose.

     - By either Duck Head or us if the offer has not been consummated by November 1, 2001, provided that the terminating party has not breached any provision of the merger agreement which results in the failure of the offer to be consummated on or before such date and provided that such date shall be extended for any period of time that there is a nonfinal order or other action restraining, enjoining or prohibiting the closing of the offer or the consummation of the merger or the calling or holding of a Duck Head shareholders meeting to approve the merger.

     - By us on or before July 26, 2001, if we have not been satisfied in our reasonable discretion, exercised in good faith, with the results of our due diligence review of information concerning Duck Head and its business.

     - By us, if, before consummation of the offer any of the following circumstances has occurred:

      -- Duck Head's board has failed to reaffirm, upon our request, or resolved not to reaffirm, its approval of the offer, the merger agreement or the merger, to the exclusion of another Acquisition Proposal, or shall have affirmed, recommended or authorized another Acquisition Proposal;

      -- within 10 days after commencement of any tender or exchange offer other than the offer, Duck Head's board fails to recommend against the acceptance of such tender or exchange offer or takes no position with respect to such offer;

      -- Duck Head's board negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the merger; or

      -- any person or group of persons (other than us) acquires beneficial ownership of 15% or more of Duck Head's common stock in addition to any shares owned on the date of the merger agreement or any person or group becomes the beneficial owner of 25% or more of Duck Head's common stock.

     - By Duck Head, if, before the adoption of the merger agreement by the Duck Head shareholders, all of the following circumstances have occurred:

      -- Duck Head's board has withdrawn or modified its recommendation of the offer in a manner adverse to us in order to accept a Superior Proposal;

      -- Duck Head's board has determined, after consideration of advice of outside legal counsel, that the failure to take such actions as set forth in the preceding bullet point would result in a breach of its fiduciary duties to Duck Head's shareholders under Georgia law;

      -- Duck Head has negotiated with us regarding any adjustments to the offer made in response to the Superior Proposal at least two business days prior to such termination; and

      -- prior to or simultaneously with delivery of notice of such termination, Duck Head pays us any termination fees and expenses payable pursuant to the merger agreement.

     - By either Duck Head or us, if as a result of the failure of the conditions to the offer, the offer will have been terminated without us buying any shares of Duck Head common stock; for a discussion of the conditions to the offer, see "The Offer -- Conditions to the Offer" on page 30.

  Termination Fees and Expenses

     Generally, all fees and expenses incurred in connection with the offer, the merger and the merger agreement will be paid by the party incurring such expenses. However, Duck Head will be required to pay us a termination fee of 3% of the total consideration that would have been paid by us or HB Acquisition to the equity holders of Duck Head, including holders of options, if the offer and merger were consummated, plus all of our reasonable costs and expenses, provided that such costs and expenses do not exceed $1,000,000, under any of the following circumstances:

     - Either we or Duck Head have terminated the merger agreement and the following events have occurred:

      -- the Minimum Condition has not been satisfied and, prior to such termination, there has been publicly announced and not withdrawn another Acquisition Proposal; or

      -- Duck Head has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by the merger agreement or we terminate the merger agreement because of such failure to perform or comply; and

      -- within 12 months of such termination, Duck Head either consummates an Acquisition Proposal to acquire 50% or more of Duck Head's capital stock or assets or enters into an agreement with respect to an Acquisition Proposal to acquire more than 50% of Duck Head's capital stock or assets whether or not such transaction is subsequently consummated.

     - We have terminated the merger agreement prior to consummation of the offer because any of the following events have occurred:

      -- Duck Head's board has failed to reaffirm, upon our request, or resolved not to reaffirm its approval of the offer, the merger agreement or the merger, to the exclusion of another Acquisition Proposal, or shall have affirmed, recommended or authorized another Acquisition Proposal;

      -- within 10 days after commencement of any tender or exchange offer other than the offer, Duck Head's board fails to recommend against the acceptance of such tender or exchange offer or takes no position with respect to such offer;

      -- Duck Head's board negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the merger; or

      -- any person or group of persons (other than us) acquires beneficial ownership of 15% or more of Duck Head's common stock in addition to any shares owned on the date of the merger agreement or any person or group becomes the beneficial owner of 25% or more of Duck Head's common stock.

     - Duck Head has terminated the merger agreement prior to the adoption of the merger agreement by the Duck Head shareholders because all of the following events have occurred:

      -- Duck Head's board has withdrawn or modified its recommendation of the offer in a manner adverse to us in order to accept a Superior Proposal;

      -- Duck Head's board has determined, after consideration of advice of outside legal counsel, that the failure to take such actions as set forth in the preceding bullet point would result in a breach of its fiduciary duties to Duck Head's shareholders under Georgia law;

      -- Duck Head has negotiated with us regarding any adjustments to the offer made in response to the Superior Proposal at least two business days prior to such termination; and

      -- prior to or simultaneously with delivering notice of such termination, Duck Head pays us any termination fees and expenses payable pursuant to the merger agreement.

     - We have terminated the merger agreement prior to the consummation of the offer, because of the existence of any of the circumstances under which we are not required to close the offer listed in the second, third, fifth, sixth, seventh, ninth, tenth, twelfth and thirteenth bullet points in "The Offer -- Conditions to the Offer" below within 12 months of such termination, Duck Head either consummates a transaction contemplated by any Acquisition Proposal to acquire 50% or more of Duck Head's capital stock or assets or enters into an agreement with respect to any Acquisition Proposal to acquire more than 50% of Duck Head's capital stock or assets whether or not such transaction is subsequently consummated.

     Separate from the payment of the termination fee and costs and expenses discussed above, Duck Head will be required to pay us all of our reasonable costs and expenses up to $1,000,000, if we terminate the merger agreement on or before July 26, 2001 because we have not been satisfied in our reasonable discretion, exercised in good faith, with the results of our due diligence review of information concerning Duck Head and its business.

THE TENDER AND OPTION AGREEMENTS

     The following is a summary of the material provisions of the tender and option agreements, the form of which is filed as an exhibit to the Schedule TO. This summary is qualified in its entirety by reference to the complete text of the tender and option agreements.

     In connection with the execution of the merger agreement, we entered into tender and option agreements with each of the directors of Duck Head. Collectively, these shareholders beneficially own a total of 1,234,891 shares of Duck Head common stock, representing approximately 38% of the shares on a fully diluted basis. In addition, we have been informed that Duck Head expects to issue approximately 22,700 shares to such persons prior to the merger in connection with previously existing compensation arrangements for their services in fiscal 2001 and fiscal 2002. Each of these shareholders has taken the following actions with respect to the shares beneficially owned by him:

     - agreed to tender all of the shares of Duck Head common stock he beneficially owns in the offer and not withdraw them without our prior consent;

     - granted us options to acquire his shares at $4.75 per share;

     - assigned to us all dividends and distributions with respect to his shares during the term of the tender and option agreement (we may, at our choice, alternatively adjust the exercise price of the option described in the preceding clause downward to reflect any such dividends or distributions);

     - agreed to vote his shares in favor of the merger, the merger agreement and the transactions contemplated therein and against competing transactions or actions of Duck Head that would impede the transactions contemplated in the merger agreement;

     - agreed to exercise his options immediately upon our request;

     - agreed not to transfer his shares or grant any third party a proxy except pursuant to the tender and option agreement; and

     - granted us and certain of our officers irrevocable proxies to vote his shares in favor of the merger, the merger agreement and the transactions contemplated therein and against any competing transactions.

     In certain circumstances, the option described in the second bullet point above will survive termination of the offer or the merger agreement for 90 days. The tender and option agreement generally will terminate upon either the effectiveness of the merger or the prior termination of the merger agreement. In certain circumstances, however, certain of the provisions of the tender and option agreements will survive termination of the tender and option agreement for 270 days.

APPRAISAL RIGHTS

     No appraisal rights are available in connection with the offer. However, if the merger is consummated, shareholders will have certain rights under Article 13 of the Georgia Business Corporation Code to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the shares, as of the day prior to the date on which the shareholders' vote was taken approving the merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the merger), required to be paid in cash to such dissenting holders for their shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the merger on the amount determined to be the fair value of their shares. In determining the fair value of the shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the offer price and the market value of the shares, including, among other things, asset values and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the offer price or the merger consideration.

EFFECTS OF THE OFFER

     Market for the Shares. Our purchase of shares pursuant to the offer will reduce the number of holders of shares of Duck Head common stock and the number of shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining shares held by shareholders other than us. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares or whether such reduction would cause future market prices to be greater or less than the offer price.

     Stock Listing. Shares of Duck Head common stock are listed for trading on the American Stock Exchange. Depending upon the number of shares purchased pursuant to the offer, Duck Head shares may no longer meet the requirements for continued listing on the American Stock Exchange. According to the American Stock Exchange's published guidelines, the American Stock Exchange would consider delisting Duck Head shares if, among other things:

     - the number of publicly held shares falls below 200,000;

     - the total number of public shareholders is less than 300;

     - the aggregate market value of shares publicly held is less than $1,000,000; or

     - the total shareholders' equity was less than $2,000,000 if Duck Head had losses in two of the most recent three years or $4,000,000 if it had losses in three of the most recent four years.

     Shares held by officers or directors of Duck Head or their immediate families, or by any beneficial owner of 10% or more of the shares, ordinarily will not be considered as being publicly held for the purpose of satisfying these requirements. If, as a result of the purchase of shares pursuant to the offer or otherwise, the shares no longer meet the requirements of the American Stock Exchange for continued listing and the shares are no longer listed, the market for shares could be adversely affected. If the American Stock Exchange were to delist the Duck Head common stock, it is possible that they would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or market. The extent of the public market for the Duck Head common stock and the availability of such quotations would, however, depend upon the number of holders of the Duck Head common stock remaining at such time, the interests in maintaining a market in the Duck Head common stock on the part of the securities firms, the possible termination of registration of the Duck Head common stock under the Exchange Act, as described below, and other factors.

     Margin Regulations. The shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit to purchase other margin securities on the collateral of the shares. Depending upon factors similar to those described above regarding the market for the shares and stock quotations, it is possible that, following the offer, the shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Duck Head to the SEC if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by Duck Head to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Duck Head, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Duck Head and persons holding "restricted securities" of Duck Head to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, the shares would no longer be "margin securities." We currently intend to seek to cause Duck Head to terminate the registration of the shares under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration are met.

CONDITIONS TO THE OFFER

     As we discuss above under "The Offer -- Terms of the Offer," our offer is subject to various conditions. The following is a summary of the conditions to the offer, which are set forth in Annex I to the merger agreement. A copy of the merger agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by us under the Exchange Act. The summary is qualified in its entirety by reference to the complete text of the merger agreement. We are not required under the merger agreement to accept for payment or pay for any shares tendered in the offer if any of the following circumstances exist on the expiration date:

     - The Minimum Condition has not been satisfied.

     - Any regulatory authority has taken or threatened any action, or there is pending any litigation or other regulatory proceeding that has a reasonable probability of success, that would:

      -- make our purchase of all or a substantial number of the shares pursuant to the offer illegal, or otherwise restrict our ability to consummate the offer or the merger;

      -- result in a delay in or restrict our ability to purchase all or a substantial number of the shares pursuant to the offer or to effect the merger;

      -- impose limitations on our ability to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the shares, including the right to vote the shares purchased by us pursuant to the offer on an equal basis with all other shares on all matters properly presented to the shareholders of Duck Head;

      -- require the divestiture by us or any of our subsidiaries or affiliates of any shares, or require us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets or shares or on our ability or the ability of our subsidiaries or affiliates to conduct the business of Duck Head and own the assets or shares of Duck Head, in each case taken as a whole; or

      -- impose any limitations on our ability or the ability of any of our subsidiaries or affiliates effectively to control the business or operations of Duck Head or us or any of our respective subsidiaries or affiliates.

     - There is any pending litigation or threatened action of any regulatory authority challenging the making of the offer, HB Acquisition's acquisition of Duck Head shares, the consummation of the merger or any of the consequences described in the preceding bullet point that has a reasonable probability of success.

     - Either party terminates the merger agreement in accordance with its terms.

     - There exist inaccuracies in the representations and warranties of Duck Head such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on Duck Head and its subsidiaries, taken as a whole, or their financial position, business or results of operations or the ability of Duck Head to perform its obligations under the merger agreement.

     - There exist material inaccuracies in representations and warranties of Duck Head relating to Duck Head's capitalization and Duck Head's action regarding state takeover laws, its charter provisions and its "poison pill" rights agreement.

     - Duck Head has failed to perform in any material respect, or to comply in any material respect with, taken as a whole, any agreement or covenant of Duck Head to be performed or complied with by it under the merger agreement and such breach or failure has not or cannot be cured prior to the expiration date.

     - Duck Head's board of directors (or any of its committees) has taken or approved any of the following actions:

      -- withdrawn, or modified or changed in a manner adverse to us, its approval or recommendation of the merger agreement or the offer; or

      -- recommended, endorsed or approved an Acquisition Proposal.

     - Any consent of, filing and registration with, and notification to, a regulatory authority required for consummation of the merger will not have been obtained or made, or any such consent is conditioned or restricted in a manner which, in the reasonable judgment of our board of directors would so materially adversely affect the economic or business assumptions of the merger that had our board known of such condition or restriction, it would not, in its reasonable judgment, have entered into the merger agreement.

     - Any party shall not have obtained any consent required for consummation of the merger (other than Duck Head's shareholder approval) or for the preventing of any default under any material contract or permit of such party, other than Duck Head's loan and security agreement with Congress Financial Corporation (Southern).

     - Duck Head has not delivered to us a certificate to the effect that the conditions of the offer have been satisfied, and certified copies of resolutions of Duck Head's board evidencing the taking of all necessary corporate action to authorize the execution, delivery and performance of the merger agreement and to consummate the offer.

     - Duck Head has not delivered to us certifications that Duck Head has not been a real property holding company for the last five years and has not provided notice of such to the IRS.

     - Duck Head does not have stockholders' equity of at least $21,000,000, as reduced for certain liabilities.

     - William V. Roberti has not entered into an employment agreement with us on terms and conditions reasonably satisfactory to us, including the termination of his severance protection agreement with Duck Head.

     The foregoing conditions are for our benefit. We may, subject to the terms of the merger agreement, waive any of the conditions (except for the Minimum Condition) in whole or in part at any time in our sole discretion.

LEGAL MATTERS; REGULATORY APPROVALS

     General. We are not aware of any pending legal proceeding relating to the offer. Except as described in this section, based on our examination of publicly available information filed by Duck Head with the SEC and other publicly available information concerning Duck Head, we are not aware of any governmental license or regulatory permit that appears to be material to Duck Head's business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Duck Head's business, or certain parts of Duck Head's business might not have to be disposed of, any of which could cause us to terminate the offer without the purchase of shares thereunder under certain conditions. See "The
Offer -- Conditions to the Offer."

     State Takeover Statutes. Duck Head is incorporated under the laws of Georgia. A number of states (including Georgia) have adopted takeover laws and regulations purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein. Except as set forth below, neither we nor HB Acquisition has attempted to comply with any state takeover statutes in connection with the offer or the merger. We have the right to challenge the validity or applicability of any state law allegedly applicable to the offer or the merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer or the merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the offer or the merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for purchase, or pay for, any shares tendered. See "The
Offer -- Conditions to the Offer" above.

     Sections 14-2-1110 through -1132 of the Georgia Business Corporation Code restrict certain "business combinations" with an "interested shareholder" (generally, any person who owns or has the right to acquire 10% or more of the corporation's outstanding voting stock) of a Georgia corporation that has expressly elected to be governed by these provisions. The restrictions of Sections 14-2-1110 through -1132 of the Georgia Business Corporation Code are inapplicable to the merger, the offer and the related transactions because the Duck Head board of directors has approved the offer and the merger.

     A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Duck Head, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

     In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

FEES AND EXPENSES

     We have retained MacKenzie Partners to be the information agent and SunTrust Bank to be the depositary in connection with the offer. MacKenzie Partners may contact holders of shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the offer to beneficial owners of shares.

     MacKenzie Partners and SunTrust Bank each will receive reasonable and customary compensation for their respective services in connection with the offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against various liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     We will not pay any fees or commissions to any broker or dealer or to any other person (other than to SunTrust Bank and MacKenzie Partners) in connection with the solicitation of tenders of shares pursuant to the offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

MISCELLANEOUS

     The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Duck Head has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of Duck Head's board of directors with respect to the offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under "The Offer -- Information Concerning Duck Head" and "The Offer -- Information Concerning TSI and HB Acquisition."

                                         TROPICAL SPORTSWEAR INT'L CORPORATION
                                         HB ACQUISITION CORP.

July 11, 2001

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS

     1. Directors and Executive Officers of Tropical Sportswear Int'l Corporation. The following table sets forth the name, business address and present occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Tropical Sportswear Int'l Corporation ("TSI" or the "Company"). Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Tropical Sportswear Int'l Corporation, 4902 West Waters Avenue, Tampa, Florida 33634-1302. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Tropical Sportswear Int'l Corporation. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Tropical Sportswear Int'l Corporation, or the organization indicated, for the past five years. Directors are identified by an asterisk.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                           --------------------------------------------------
*William W. Compton...............................  Mr. Compton has served as Chairman of the Board,
                                                    Chief Executive Officer and a Director of TSI and
                                                    its predecessors since November 1989. He has
                                                    served as President of TSI since January 2001. He
                                                    also served as President of TSI from November 1989
                                                    to November 1994. Mr. Compton has over 30 years of
                                                    experience in the apparel industry. Prior to
                                                    joining TSI, he served as President and Chief
                                                    Operating Officer of Munsingwear, Inc., an apparel
                                                    manufacturer and marketer, President/Executive
                                                    Vice President of Corporate Marketing for five
                                                    apparel divisions of McGregor/Faberge Corporation
                                                    and President, U.S.A. and a director of Farah
                                                    Manufacturing Corporation. Mr. Compton currently
                                                    serves on the Board of Directors for the Center
                                                    for Entrepreneurship for Brigham Young University,
                                                    and recently served as the Chairman of the Board
                                                    of Directors of the American Apparel and Footwear
                                                    Association and is a member of its Executive
                                                    Committee.
*Michael Kagan....................................  Mr. Kagan has served as Executive Vice President,
                                                    Chief Financial Officer, Secretary and Vice
                                                    Chairman of the Board of TSI and its predecessors
                                                    since November 1989. He was also Treasurer of TSI
                                                    from November 1989 to January 1998. Mr. Kagan has
                                                    more than 30 years experience in the apparel
                                                    industry. Prior to joining TSI, Mr. Kagan served
                                                    as Senior Vice President of Finance for
                                                    Munsingwear, Inc. and as Executive Vice President
                                                    and Chief Operating Officer of Flexnit Company,
                                                    Inc., a manufacturer of women's intimate apparel.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                           --------------------------------------------------
*Leon H. Reinhart.................................  Mr. Reinhart has served as a Director of TSI since
P.O. Box 5000-85                                    August 1997. Mr. Reinhart was President, Chief
Rancho Sante Fe, CA 92067                           Executive Officer and a Director of First National
                                                    Bank based in San Diego, California from May 1996
                                                    through May 2001. Prior to such time, Mr.
                                                    Reinhart's experience includes 28 years as an
                                                    executive with Citibank, N.A. and its affiliates
                                                    in a variety of domestic and international
                                                    positions. Mr. Reinhart also serves as a Director
                                                    on the Boards of Shop-A-Z.com, Elamex, S.A., San
                                                    Diego Dialogue and the International Community
                                                    Foundation.
*Charles J. Smith.................................  Mr. Smith became a director of TSI in June 1998.
202 Micmac Lane                                     Previously he had been director of Farah since
Jupiter, Florida 33458                              March 1994. For more than five years prior to his
                                                    retirement in 1994, Mr. Smith served in various
                                                    capacities with Crystal Brands, Inc., an apparel
                                                    manufacturer and marketer, most recently as an
                                                    Executive Vice President. Since then, Mr. Smith
                                                    has served as a consultant to various apparel
                                                    companies. In May 1995, Mr. Smith became a partner
                                                    in and director of Phoenix Apparel Group, Inc., a
                                                    privately-held apparel sourcing and consulting
                                                    company.
*Jesus Alvarez-Morodo.............................  Mr. Alvarez-Morodo has served as a Director of TSI
Citizen of Mexico                                   and its predecessors since November 1989. Mr.
Virginia Fabregas #80                               Alvarez- Morodo has been Vice Chairman of the
Col. San Rafael                                     Board of Elamex, S.A. de C.V., a manufacturing
Mexico, D.F. 06470                                  company controlled by Accel S.A. de C.V., since
                                                    1995 and a Director of Elamex since 1990. Accel is
                                                    a publicly traded Mexican holding company having
                                                    subsidiaries engaged in warehousing, distribution
                                                    and manufacturing. He has been President and Chief
                                                    Executive Officer of Accel since 1992 and has held
                                                    various positions with Accel and its predecessor,
                                                    Grupo Chihuahua S.A. de C.V., and its subsidiaries
                                                    since 1982, including Vice President from 1989 to
                                                    1992 and Vice Chairman since 1999.
*Leslie Gillock...................................  Ms. Gillock has served as a Director of TSI since
Springs Industries                                  August 1997. Ms. Gillock has served as Vice
P.O. Box 70                                         President Brand Management of Springs Industries,
Ft. Mill, SC 29716                                  Inc. since October 1999. Previously, Ms. Gillock
                                                    served in various capacities with Fruit of the
                                                    Loom, Inc. from 1978 until June 1998, including
                                                    Vice President of Marketing from March 1995
                                                    through June 1998, Director of Marketing from
                                                    January 1993 through February 1995, and Marketing
                                                    Manager for Intimate Apparel from January 1989
                                                    through December 1992. She has over 20 years
                                                    experience in the apparel industry.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                           MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                           --------------------------------------------------
*Donald H. Livingstone............................  Mr. Livingstone has served as a Director of TSI
610 Tanner Building                                 since August 1997. He has been a Teaching
Brigham Young University                            Professor at the Brigham Young University Marriott
Provo, Utah 84602                                   School of Management and the Director of its
                                                    Center for Entrepreneurship since September 1994.
                                                    Mr. Livingstone also has served as a Trustee of
                                                    the Eureka Family of Mutual Funds since August
                                                    1997 and as a Director of California Independent
                                                    Bankcorp since October 1998. From 1976 through
                                                    March 1995, he was a partner with Arthur Andersen
                                                    LLP. He joined Arthur Andersen LLP in 1966.
*Eloy S. Vallina-Laguera..........................  Mr. Vallina-Laguera has served as a Director of
Citizen of Mexico                                   TSI and its predecessors since November 1989. He
Ave. Zarco 2401                                     has been Chairman of the Board of Accel and its
Chihuahua Chih.                                     predecessor, Grupo Chihuahua, since its inception
Mexico 31020                                        in 1979, and Chairman of the Board of Elamex since
                                                    1990. He was Chairman of Banco Commercial
                                                    Mexicano, later Multibanco Comermex, one of
                                                    Mexico's largest commercial banks at that time,
                                                    from 1971 until its expropriation in 1982.
Richard Domino....................................  Mr. Domino serves as Executive Vice President of
                                                    TSI and as President of the TSI Private Brand
                                                    division. He served as President of TSI from
                                                    November 1994 to January 2001. Mr. Domino served
                                                    as Senior Vice President of Sales and Marketing
                                                    from January 1994 to October 1994 and Vice
                                                    President of Sales from December 1989 to December
                                                    1993. He has over 25 years experience in
                                                    apparel-related sales and marketing.
Michael Mitchell..................................  Mr. Mitchell serves as Executive Vice President of
                                                    TSI and President of Savane International
                                                    division. He has served as President of Savane
                                                    International (formerly Farah, Inc.) since March
                                                    1994. Mr. Mitchell has been employed by Savane
                                                    since 1981 in various sales and marketing
                                                    capacities. He also served on the Savane Board of
                                                    Directors from March 1994 until June 1998.
Gregory L. Williams...............................  Mr. Williams has served as Executive Vice
                                                    President and General Counsel of TSI since July
                                                    1999. Before joining TSI, Mr. Williams practiced
                                                    commercial law in Tampa, Florida for 18 years.

     2. Directors and Executive Officers of HB Acquisition Corp. All information concerning the current business address, citizenship, principal occupation or employment and five-year employment history for each person identified below is the same as the information given in the paragraph 1 above.

Director

Michael Kagan

Executive Officers

Michael Kagan
Gregory L. Williams

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of Duck Head or such shareholder's broker, dealer, commercial bank, trust company or other nominee to SunTrust Bank at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                 SUNTRUST BANK

            By Mail:                         By Facsimile:              By Hand or Overnight Courier:
           SunTrust Bank                    (404) 332-3875                      SunTrust Bank
          Attn: Reorg.                                                           Attn: Reorg
          P.O. Box 4625                                                 58 Edgewood Avenue, Suite 225
     Atlanta, Georgia 30302                                                Atlanta, Georgia 30303

     Questions or requests for assistance may be directed to MacKenzie Partners, at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from MacKenzie Partners as set forth below and will be furnished promptly at our expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

                           The Information Agent is:

                        (MACKENZIE PARTNERS, INC. LOGO)

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         Call Toll Free: (800) 322-2885